Exhibit 10.3

SARA LEE CORPORATION

EXECUTIVE MANAGEMENT LONG-TERM INCENTIVE PROGRAM

FISCAL YEARS 2011-2013

Program Description

Highlights

This booklet explains the provisions of the Sara Lee Corporation (“SLC” or the “Company”) Executive Management Long-Term Incentive Program (the “EMLTIP” or the “Program”) which covers fiscal years 2011 - 2013 (the “Performance Cycle”). The following pages provide detailed information relating to the grant of Performance Stock Units (“PSUs”) awarded under the Program. Awards granted under the Program are made from shares authorized under either the 1998 or 2002 Long-Term Incentive Stock Plans (the “Plan(s)”).

The key features of this Program are summarized below. In some countries other than the United States, variations in Program design may occur in order to comply with local laws and tax regulations.

This brochure provides a summary of the Program and in the case of a conflict between this document and the terms of the Plan, the Plan’s terms shall govern. The Compensation and Employee Benefits Committee (the “Committee”) of the Sara Lee Corporation Board of Directors retains the discretion to make changes in the Program and/or the performance measurement methodology and any such changes shall be binding on all Program Participants.

Purpose

SLC has created the Program for fiscal years 2011-2013 in order to:

•	Motivate and reward Global Leadership Team (“GLT”) executives for the achievement of a specified 3-year target of operating income

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Provide, in combination with stock options and restricted stock units, a competitive long-term incentive compensation opportunity to Participants and assist in attracting and retaining highly qualified and motivated executive talent

Participation

•	Participation in the Program is limited to the GLT, which typically includes all executives in salary grades 33 and above.

Performance Stock Units

PSUs are restricted, with payout based upon both the continued service of Program Participants and SLC’s performance against the established financial performance goal. These restrictions include a prohibition against the transfer of the PSUs during the Performance Cycle. Any shares not earned at the end of the Performance Cycle are forfeited and returned to the Plans.

SLC may substitute or offer alternative forms of incentive compensation in the event it is determined that tax or legal regulations in a country provide more favorable treatment for those alternative forms of incentive compensation or as a voluntary alternative to PSUs. The key terms of this Program are as follows:

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PSUs under this Program are granted only during the first fiscal year of the Performance Cycle. At the end of the Performance Cycle, based upon the actual performance results, the appropriate number of PSUs are converted to shares of SLC common stock and issued to Program Participants.

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The number of shares that will be released to Participants is dependent upon the extent to which the pre-established performance goal is achieved during the Performance Cycle. EMLTIP awards are initially granted in the form of a target number of PSUs at the beginning of the Performance Cycle. If the Threshold performance goal is achieved and based upon the actual performance results at the end of the Performance Cycle, the number of PSUs earned can range between 25% and 150% of the original number of PSUs granted and will be converted to shares of SLC’s common stock.

•	Participants do not have voting rights on PSUs during the Performance Cycle.

•	PSUs are not considered as shares owned during the Performance Cycle for purposes of compliance with the Company’s Stock Ownership Program.

Dividend Equivalents

During the Performance Cycle, Dividend Equivalents are accrued on behalf of the Participants. Amounts credited to the accrued Dividend Equivalent account at the end of the Performance Cycle are distributed in the same proportion as the restrictions on the PSUs lapse. For example, if 125% of the PSUs are earned, then 125% of the balance in the accrued Dividend Equivalent account will be paid at the same time the SLC shares of common stock are released. Dividend Equivalents that were accrued but not earned based upon the actual performance results as determined at the end of the Performance Cycle will be forfeited.

Performance Measure

The Performance Cycle begins July 4, 2010 and ends June 29, 2013, and is aligned with SLC’s fiscal years 2011 through 2013.

The Performance Levels and Payout are as follows:

	Threshold	Target	Maximum
Performance Level	90% of Target	100% of Target	115% of Target
Payout of PSUs Granted	25%	100%	150%

•	Payouts between payout levels will be determined by linear interpolation

•	Results below Threshold will result in a zero payout

The specific performance goals for the 3-year Cumulative Operating Income Targets were approved by the Committee and are contained in the minutes of the meeting at which the Program was approved.

The above information is confidential and is intended only for Program Participants’ use and is bound by the Non-Competition/Non-Solicitation/Confidentiality Agreement, described below, between the Company and the Program Participant.

Form of Payment

Vested awards are paid in shares of SLC common stock while earned Dividend Equivalents are paid in cash. Payouts will be made net of any required tax withholding, which will be taken first from the earned

Dividend Equivalents and then secondarily from the SLC shares that have been earned, unless the Company determines otherwise.

Award Grant Notice and Agreement

Each Participant will receive a PSU Grant Notice and Agreement (“Grant Notice”) specifying the number of PSUs that have been granted and the terms and conditions applicable to the grant. The Grant Notice and Agreement and this Program Description should be retained with the Participant’s other important documents.

Tax Consequences

United States

Under current United States tax laws, a Participant does not realize any taxable income from the PSUs when they are initially granted, or from accrued Dividend Equivalents. The “Vesting Date”, i.e., August 31, 2013, is the date when the taxable event occurs, except to the extent that a Participant who is subject to the U.S. federal income tax has elected to defer distribution of the shares until a later date (“Deferred Vesting Date”). The market value of SLC common stock on the Vesting Date or the Deferred Vesting Date, as the case may be, will determine the amount of taxable income. When the number of shares actually earned has been determined, the market value of the shares on the Vesting Date or the Deferred Vesting Date, as well as the proportionate Dividend Equivalents are considered income to the Participant. This amount is then subject to applicable federal, state and local withholding. Amounts necessary to settle the tax-withholding obligation will first be withheld from the accrued Dividend Equivalents and then from the shares that would be distributed to the Participant, unless the Company determines otherwise. Federal tax will be withheld at the required statutory supplemental federal tax rate in effect at the time of the distribution. In 2010 that rate was 25%.

Countries other than the United States

Tax laws vary among countries, so Participants should seek reputable tax counsel concerning the tax consequences of this grant in their respective countries of taxation. In most cases, Participants incur no taxable income from PSUs when initially awarded, or on the accrued Dividend Equivalents, until the Vesting Date. When the shares are earned, both the market value of the shares on the Vesting Date as well as the Dividends Equivalents distributed are typically considered income. For those individuals residing outside the U.S. and not subject to U.S. tax laws, tax due for some countries may be required to be withheld by SLC in the U.S. Each Participant is responsible for compliance with the relevant legal and tax regulations in his or her tax jurisdiction.

Impact on Other Benefits

Any shares or Dividend Equivalents earned under the EMLTIP are not considered compensation for purposes of any retirement plan, severance arrangement or other benefit plans in which a Participant currently participates or may become eligible to participate in at a later date.

Non-Competetion/Non-Solicitation/Confidentialty Agreement

In order to receive your PSU grant, you must sign a Non-Competition/Non-Solicitation/Confidentiality Agreement as a condition of your continuing employment. Signing the agreement is a condition of your receipt of the PSU grant. You are advised to read the Non-Competition/Non-Solicitation/Confidentiality Agreement in its entirety before signing.

Forfeiture

Notwithstanding anything contained in this document to the contrary, you may forfeit all or a portion of the Award and/or be required to repay the Company, or you may be entitled to an increased Award, upon the occurrence of any of the following events.

(a) Misconduct. If you engage in any activity contrary or harmful to the interests of the Company, including but not limited to: (i) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Company, (ii) violating any Company policies, (iii) soliciting any present or future employees or customers of the Company to terminate such employment or business relationship(s) with the Company, (iv) disclosing or misusing any confidential information regarding the Company, or (v) participating in any activity not approved by the Board of Directors of the Company which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (as defined in the Plan) (such activities to be collectively referred to as “wrongful conduct”), then (A) this Award, to the extent it remains restricted, shall terminate automatically on the date on which you first engaged in such wrongful conduct, (B) if the wrongful conduct occurred within six months of a Vesting Date, you shall pay to the Company in cash any financial gain you realized from the vesting of the PSU, and (C) if the wrongful conduct occurred after the PSU has been deferred in the Deferred Compensation Plan and prior to the deferred payment date, you shall forfeit the deferred PSU and this Award shall terminate automatically on the date on which you first engaged in such wrongful conduct.

(b) Restatement of Financial Results. This paragraph (b) applies to you only if you are an “officer” of the Company, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, at the time you received this Award (“Officer Participant”). If you are an Officer Participant and you vest in an Award (including if the distribution of an incentive award is deferred pursuant to the Deferred Compensation Plan), which vesting was predicated upon the Company achieving certain financial results (the “Original Amount”), and within two years after the Vesting Date the Company restates its financial statements due to material noncompliance with financial reporting requirements under the securities laws (such restated financial statements, the “Restated Financials”), then the vested amount of the Award shall be recalculated based on the Restated Financials (the “Adjusted Amount”). If the Original Amount is greater than the Adjusted Amount, then on the date on which the Company files the Restated Financials with the Securities and Exchange Commission (“SEC”), any vested portion of this Award that has not yet been distributed automatically shall be reduced by an amount equal to (i) the Original Amount, less (ii) the Adjusted Amount. If the Adjusted Amount is greater than the Original Amount, then on the date on which the Company files the Restated Financials with the SEC, any vested amount that has not yet been distributed automatically shall be increased by an amount equal to (A) the Adjusted Amount, less (B) the Original Amount. If the incentive award already has been distributed then, within 90 days after the date on which the Company files the Restated Financials with the SEC, (x) you shall pay to the Company, in cash, any financial gain you realized from the vesting of the incentive award that is attributable to the excess of the Original Amount over the Adjusted Amount, if the Original Amount is greater than the Adjusted Amount, or (y) the Company shall pay to you, in cash, an amount equal to the excess of the Adjusted Amount over the Original Amount, if the Adjusted Amount is greater than the Original Amount. No interest will be due to or paid by the Company or you to the other with respect to any such true up payment. If you elected to defer any portion of an incentive award pursuant to the Deferred Compensation Plan and an adjustment under this paragraph (b) is required before the deferral payment date, then your account under the Deferred Compensation Plan shall be credited or charged so that the deferred award equals the Adjusted Amount. The Compensation and Employee Benefits Committee of the Company’s Board of Directors may determine, in its discretion and based on the circumstances leading to the Company’s filing of Restated Financials with the SEC, that any recoupment or payment under this paragraph (b) is not practical and may elect to forego the application of this paragraph (b)

Administrative Guidelines

The following guidelines apply to the Program. Additional Administrative Guidelines may be adopted, as needed, during the Performance Cycle for the efficient administration of the Program.

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The Committee is responsible for administering the Program and has full power and authority to interpret the Program and to adopt rules, regulations and guidelines for carrying out the Program, as it deems necessary.

•	The Committee functions as the Program Administrator and its decisions are binding on all persons.

•	The Committee reserves the right, in its absolute discretion, to reduce or eliminate the awards earned by any Participant.

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The Committee reserves the right, in its absolute discretion, to make adjustments in reported performance (for purposes of measuring results vs. the goals) or in awards earned by reference to that performance with respect to any Participant who would not qualify as a Participant at the end of the Performance Cycle.

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The Committee reserves the right to change any of the terms and conditions of the Program award to the Participants, including the definition of adjusted operating income, if deemed necessary on advice of counsel to meet the requirements for a “performance-based exemption” under the regulations or rulings of §162(m) of the Internal Revenue Code.

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The Committee may, as it deems appropriate, delegate some or all of its power to the Chief Executive Officer or other executive officer of the Corporation. However, the Committee may not delegate its power concerning the grant, timing, pricing or amount of an award to any person who is a Program Participant.

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The Chief Financial Officer will be responsible for confirming the financial results under the Program. The Committee will approve the awards when granted during fiscal year 2011 and approve distributions to be made at the end of the Performance Cycle for all Program Participants. The portion of the shares earned along with the related accrued Dividend Equivalents will be distributed as soon as practicable after the completion of the Performance Cycle and the Vesting Date.

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Awards may be made to new Participants during the first year of the Performance Cycle. The number of PSUs awarded may be adjusted to reflect that the executive is not a Participant for the entire Performance Cycle.

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Awards may be made to Participants who change positions during the first year of the Performance Cycle, if such a change would have resulted in the Participant’s qualifying for an increased level of award.

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In the event of a Participant’s death, a Participant becoming Totally Disabled (as defined under the appropriate long term disability benefit plan if applicable) or if a Participant retires at age 55 or later and has at least 10 years of service with SLC or if the Participant has attained age 65, regardless of the service period prior to the last day of fiscal year 2010, all PSUs granted would continue to vest and be eligible for distribution at the end of the Performance Cycle based upon proration for performance only, subject to approval of the Committee. If applicable, the shares and related Dividend Equivalents will be distributed at the normal payout time.

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A Participant who voluntarily resigns or is terminated without severance benefits during the Performance Cycle forfeits the rights to all PSUs, RSUs and any accrued Dividend Equivalents. Participants who are involuntarily terminated and receive severance benefits are eligible for a prorated distribution, subject to Committee approval. In order to be considered for any prorated distribution under this Program provision, a Participant must have completed 12 months of active employment (i.e., coded as active on the payroll system). The period of active employment, but not the severance period, will be used to determine the pro-ration and payout will occur at the normal payout time.

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In the event that the division, business unit or business segment of the Company to which at least 80% of the Participant’s time is dedicated or from which the Participant is on leave of absence is sold, closed, spun off or otherwise divested and, as a result of such transaction, the Participant’s employment with the Sara Lee Companies is terminated, PSUs will continue to vest during the Performance Cycle and the Participant will be eligible for a distribution of shares at the end of the Performance Cycle, pro-rated only for performance, subject to approval of the Committee.

•	Should a change in control occur (as defined in the Stock Plan), the Committee will decide what effect, if any, this should have on the awards which are outstanding under this Plan.

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If any statement in this Program Description or any oral representation differs from the Plans, the Plans prevail. The Plans, Grant Notice and Agreement and Program Description collectively comprise all terms and conditions applicable to the Program.

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Any stock dividend, stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off or other distribution of any or all of the assets of the SLC will be handled as provided for in the Plans.

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Nothing in the Program shall confer on a Participant any right to continue in the employ of SLC or in any way affect SLC’s right to terminate the Participant’s employment in accordance with applicable laws.

APPENDIX I

Definitions

a)	Adjusted Operating Income is defined in the same way for the EMLTIP as for the FY11 Annual Incentive Plan, and means pre-tax income, before interest, and tobacco proceeds, with the following adjustment(s):

•	Actual Operating Income shall be measured using plan currency rates at FY11 peg rates

•	Operating Income of businesses acquired during the year and not included in the Annual Operating Plan shall be excluded.

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Operating Income of businesses divested and not included in the Annual Operating Plan as divestments will only be included through the date of divestment, and targets and results will be adjusted accordingly.

b)	Award Date means the date upon which the Board of Directors or the Committee approved the awards under this Program.

c)	Committee means the Compensation and Employee Benefits Committee of the Sara Lee Corporation Board of Directors.

d)	Company or Corporation means Sara Lee Corporation or any entity that is directly or indirectly controlled by Sara Lee Corporation, and its subsidiaries.

e)	Deferred Vesting Date means the Distribution Date specified under the Sara Lee Corporation Executive Deferred Compensation Plan, in the event the Participant elected to defer his or her LTI award.

f)	Dividend Equivalents has the same meaning as in the Plans.

g)	Grant Notice and Agreement means the document provided to each Participant evidencing the number of Performance Stock Units awarded and the basic terms and conditions of the award.

h)	Participant means an executive of the company who has been determined to be an eligible Participant and who has received a Grant Notice and Agreement specifying the basic terms of participation in this Program. Participants for the FY11-13 Performance Cycle include all GLT members which typically includes all executives in salary grades 33 and above.

i)	Performance Cycle is the three-year period consisting of SLC’s fiscal years 2011 through and including 2013.

j)	Performance Stock Units has the same meaning as “performance units” as that term is used in the Plans.

k)	Plans mean the Sara Lee Corporation 1998 and 2002 Long-Term Incentive Stock Plans or the successor plan or plans.

l)	Program means the FY11-13 Executive Management Long-Term Incentive Plan.

m)	Totally Disabled is as defined under the SLC Key Executive Long-Term Disability Plan or the equivalent term under the specific Sara Lee sponsored long term disability plan under which the Participant is covered.

n)	Vesting means the determination made at the end of the Performance Cycle as to how many, if any, of the PSUs that are actually earned by a Participant based upon actual performance results.

o)	Vesting Date means August 31, 2013.